Exhibit 10.3

SOC TELEMED

1768 Business Center Drive, Suite 100, Reston, Virginia 20190

December 9, 2020

Hai Tran

Re:	PROMOTION LETTER

Dear Hai:

We are pleased to inform you that, pending approval of the Board of Directors or Compensation Committee of SOC Telemed, Inc., you will be promoted to the position of President & Chief Operating Officer. As soon as practicable thereafter, you will receive an equity-based award with a total target value of $3,750,000, comprising time-based vesting and performance-based vesting restricted stock units substantially in the amounts set forth on Schedule I hereto. Your base salary and target annual bonus will remain unchanged.

Except for the changes described in this letter, the offer letter entered into by and between you and Specialists On Call, Inc. dated January 27, 2015, shall remain in full force and effect, and nothing in this letter changes the at-will nature of your employment. Please keep a copy of this letter for your records. If you have any questions, please contact me. Thank you for your continued dedication and hard work toward making SOC Telemed a successful company!

Very truly yours,

SOC TELEMED, INC.

By:	/s/ John Kalix
John Kalix
Chief Executive Officer

ACCEPTED AND AGREED

/s/ Hai Tran
Hai Tran